Exhibit 10.2

Execution Version

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, ANY APPLICABLE STATE SECURITIES LAWS, OR THE LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT IN RESPECT OF SUCH NOTE OR (B) AN OPINION OF INDEPENDENT COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

SECOND AMENDED AND RESTATED
SECURED PROMISSORY NOTE

US$158,915,757.99	June 3, 2025

FOR VALUE RECEIVED, NOVAGOLD RESOURCES ALASKA, INC., an Alaska corporation (“Maker”), promises to pay to the order of BARRICK GOLD U.S. INC. (formerly Placer Dome U.S. Inc.), a California corporation (“Holder”), in the manner hereinafter specified, the principal sum of one hundred fifty-eight million, nine hundred fifteen thousand, seven hundred fifty-seven Dollars and ninety-nine cents ($158,915,757.99) (the “Principal Amount”), together with Interest thereon (as defined in paragraph 2 below) from the date hereof until the date paid in full at the rate hereinafter provided. This Second Amended and Restated Secured Promissory Note (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Note”) amends and restates the Amended and Restated Secured Promissory Note, dated December 1, 2007 (the “Existing Note”), delivered in accordance with Section 6.7(a) of the Limited Liability Company Agreement of Donlin Gold LLC (formerly known as Donlin Creek LLC) effective as of December l, 2007, by and among Donlin Gold LLC (formerly known as Donlin Creek LLC), a Delaware limited liability company (the “Company”), Maker and Holder (as amended by Amendment No. 1 to Limited Liability Company Agreement of Donlin Creek LLC, dated as of January 13, 2010, as further amended by Amendment No. 2 to Limited Liability Company Agreement of Donlin Creek LLC, dated as of July 15, 2010, as further amended by Amendment No. 3 to Limited Liability Company Agreement of Donlin Creek LLC, dated as of June 1, 2011, as may be further amended, amended and restated, supplemented, replaced or otherwise modified from time to time, the “LLC Agreement”). This Note is delivered in connection with the Membership Interest Purchase Agreement, dated as of April 22, 2025, among, inter alios, the Maker and the Holder.

For the purposes of this Note, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means any Person which directly or indirectly Controls, is Controlled by, or is under common Control with, a Member.

“Assets” means the Properties, Products, and all other real and personal property, tangible and intangible, held by the Company.

“Calendar Year” means a period of twelve (12) consecutive months, beginning on the first day of January and ending on the last day of December.

“Change of Control” of a Person (the “subject person”) means the consummation of any transaction or event, including any consolidation, arrangement, amalgamation or merger or any issue, Transfer or acquisition of securities, the result of which is that any other Person or group of other Persons acting jointly or in concert for purposes of such transaction acquires Control of the subject person and, for this purpose, any Person or group of Persons, acting jointly or in concert, who becomes the beneficial owner, directly or indirectly, of more than 50% of the votes attached to the voting securities of the subject person will be deemed to have acquired Control of the subject person.

“Claim” means any action, claim, demand, interference, injunction, stay, obligation, grievance, suit, dispute, counterclaim, arbitration or other proceeding, or any order, writ, injunction, judgment or decree.

“Control” means, in respect of a particular Person, the possession, whether by contract, ownership of securities, or otherwise, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debt” of any Person means with respect to such Person and its subsidiaries on a consolidated basis but without duplication, all amounts that would be characterized on a Person’s balance sheet as indebtedness in accordance with GAAP, including, for greater certainty, whether or not characterized as indebtedness in accordance with GAAP, the aggregate of the following amounts, at the date of determination: (a) all obligations of such Persons for borrowed money, including without limitation amounts owed under any bond, note, debenture or other similar instrument; (b) all obligations of such Persons issued or assumed for the deferred purchase price of property or services; (c) all capital lease obligations of such Persons; (d) all obligations of such Persons created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Persons (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) any royalty, stream, participation or production interest, or any agreements that are similar to a royalty, stream, participation or production interest agreement, in each case in respect of any of the Properties; (f) all reimbursement obligations, contingent or otherwise, of such Persons under acceptance, letter of credit and similar facilities; (g) all obligations of such Persons to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other equity interests of such Persons (for greater certainty, not including obligations with respect to unexercised options and rights of first refusal and where conditions precedent to the obligations have not occurred); and (h) all obligations of the type referred to in clauses (a) through (g) above of any other Person, the payment of which such Person or any of its subsidiaries has guaranteed or for which such Person or any of its subsidiaries is responsible or liable; provided that the obligations referred to in clauses (a) through (f) exclude trade accounts payable and accrued liabilities arising in the ordinary course.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a bank or financial institution, or any allocated or unallocated bullion account for the holding of metals or any interest therein, whether in cash or kind, maintained with any depository or financial institution.

“Dollars” or “$” means the official currency of the United States.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sublease, occupancy agreement, easement or covenant granting a right to use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, and (d) any adverse Claim as to title, possession or use.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any domestic or foreign (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or tax authority or power of any nature, or (d) securities regulatory authority or stock exchange; but shall exclude any Alaskan Native Corporations established under the Alaska Native Claims Settlement Act.

“Law” means all applicable federal, state, provincial, borough, tribal, native and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws.

“Member” means each Person which holds a membership interest and is admitted as a member of the Company.

“Net Proceeds” means an amount defined, calculated and paid as provided in Exhibit D hereto.

“Operations” means the activities carried out by the Company.

“Percentage Interest” means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the membership interest of a Member in the Company, as such interest may from time to time be adjusted hereunder.

“Permitted Encumbrance” means all Encumbrances in favor of Holder.

“Person” means a natural person, any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association or any foreign trust or foreign business organization.

“Processed Products” means all Products that have been refined, smelted or otherwise treated to produce a mineral product in a form that is commonly sold, including gold bullion and silver bullion.

“Products” means all bullion, doré, ores, minerals and mineral resources produced from the Properties.

“Properties” means all interests in real property, fixtures and improvements and all easements, rights-of-way, water rights, and all other appurtenances which are acquired and held by the Company.

“Spot Price” shall have the following meanings: (a) in the case of refined gold, Spot Price means the London Bullion Market Association P.M. Gold Fix, (b) in the case of refined silver, Spot Price means the London Bullion Market Association Silver Fix, and, (c) in all other cases, Spot Price means the price at which the particular Processed Product could be sold for immediate delivery as specified and published or made available by a source generally accepted and used in the mining industry for such purposes as determined by Holder, acting reasonably.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, capital stock, franchise, withholding, social security, unemployment, disability, property, sales, use, transfer, registration, value added, estimated or other tax, or any other assessment, by any Governmental Body of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

“Transfer” means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including expropriation or other transfer required or imposed by law or any Governmental Body), whether voluntary or involuntary.

1.             Payment. Subject to the provisions of paragraph 3:

(a)	So long as Maker holds a Percentage Interest in the Company of ten percent (10%) or more, (i) eighty-five percent (85%) of the Processed Products that otherwise would be distributable to Maker pursuant to the LLC Agreement or otherwise by virtue of its interest in the Company or the assets thereof (the “Product Payments”), and (ii) eighty-five percent (85%) of cash or other Assets that otherwise would be distributable to Maker pursuant to the LLC Agreement or otherwise by virtue of its interest in the Company or the assets thereof (the “Asset Payments” and together with the Product Payments, the “Payments”), shall be distributed directly to Holder as a payment hereunder (and shall be treated as a distribution to Maker followed by the payment by Maker to Holder), until the Principal Amount plus Interest (as defined below) thereon (collectively the “Amount Payable”) is paid in full. The amount by which each Product Payment will reduce the Amount Payable shall be equal to the amount determined by multiplying the quantity (measured in ounces) of Processed Products distributed to Holder by the Spot Price of such Processed Product on the day of such distribution. The amount by which any Asset Payments will reduce the Amount Payable shall be the amount in Dollars of any cash plus the fair market value of the other Assets comprising the Asset Payments determined by Holder, acting reasonably.

(b)	In the event that Maker is deemed to have resigned from the Company or Maker’s Percentage Interest in the Company falls below ten percent (10%) such that Maker no longer has an entitlement to the distributions referred to in clause (a) of this paragraph 1 or the economic equivalent thereof, Maker shall instruct the Company to pay five percent (5%) of Net Proceeds directly to Holder, until the Amount Payable is paid in full.

Any and all Payments and any and all payments of Net Proceeds will be calculated in Dollars. For greater certainty, it is acknowledged that Maker shall not be obligated to satisfy the Amount Payable or any Default Interest except from Payments and Net Proceeds, as applicable, as provided in paragraph 1, subject to the rights of Holder under paragraphs 7 and 8. All payments received shall be applied first towards the payment of Interest accrued hereunder and second towards the repayment of the Principal Amount hereunder.

2.             Interest. The Principal Amount outstanding from time to time shall bear interest at a rate equal to the Prime Rate plus two percentage points (2%) (the “Interest” or the “Interest Rate”). Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be compounded semi-annually on the last Business Day of June and December, respectively. “Prime Rate” means the interest rate quoted as “Prime” by J.P. Morgan Chase & Co., New York, at its head office as said rate may change from day to day (which quoted rate may not be the lowest rate at which such bank loans funds).

3.             Prepayment. Maker may prepay all or any portion of the Principal Amount from time to time without penalty, provided that any prepayment of the Principal Amount shall be accompanied by all Interest then accrued, if any, on the Principal Amount so prepaid and provided, further, that any such prepayment of the Principal Amount shall be applied to discharge payments of the Amount Payable in the inverse order in which any payments thereon would otherwise become due. The prepayment of all or any portion of the Principal Amount, together with accrued but unpaid Interest therein, shall be in Dollars. Any amounts prepaid under this Note may not be reborrowed. Notwithstanding the foregoing, Maker may prepay this Note in full on or before December 2, 2026 in an amount equal to $100,000,000 (one hundred million Dollars) in full satisfaction of all amounts outstanding under this Note as of the date of such prepayment, provided that if Maker does not prepay this Note in full on or before December 2, 2026 in an amount equal to $100,000,000 (one hundred million Dollars), all amounts due under this Note shall remain outstanding and payable in accordance with this Note without regard to the above referenced reduction in amounts hereunder.

4.             Security. Maker’s obligations pursuant to this Note shall be secured by (a) an amended and restated security agreement, dated of even date herewith, in the form of Exhibit A attached hereto in respect of, inter alia, Maker’s interest in the Payments, Net Proceeds and in any Deposit Account into which Payments or Net Proceeds are paid (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Security Agreement”), (b) a financing statement necessary or required to be filed in order to perfect the security interest in, inter alia, the Payments and Net Proceeds, dated of even date herewith, in the form of Exhibit B attached hereto (the “Financing Statement”), and (c) upon the opening of any Deposit Account into which Payments or Net Proceeds are paid, one or more account control agreements in respect thereof (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Account Control Agreements”). For clarity, the security interest over Maker’s accounts granted in the Security Agreement (i) applies only to accounts of Maker into which Payments and Net Proceeds from Company are made and not to any other Deposit Accounts of Maker and (ii) does not in any way alter the Company’s obligation to make Payments and Net Proceeds directly to Holder in connection with the terms of this Note or otherwise. Collectively, the Security Agreement, the Financing Statement and any Account Control Agreement shall be referred to herein as the “Security Documents”.

5.             Representations and Warranties. Maker hereby represents and warrants to Holder as follows:

(a)	Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska;

(b)	The execution, delivery and performance of this Note by Maker, and of the Security Documents by Maker, have been authorized by all necessary company action of Maker;

(c)	This Note and the Security Documents constitute legal, valid and binding obligations of Maker, enforceable in accordance with their respective terms;

(d)	Maker has and had, at the time granted, the corporate power, right and authority to grant to Holder a first priority security interest in the Payments, Net Proceeds, any Deposit Account into which Payments are paid and the proceeds thereof;

(e)	The execution and delivery by Maker of this Note and the Security Documents, including the grant by Maker to Holder of a first priority security interest in the Payments, Net Proceeds, any Deposit Account into which Payments or Net Proceeds are paid and the proceeds thereof, will not violate, or constitute a default under, or result in the creation or imposition of any lien (other than pursuant to the Security Documents) upon any of the property or assets of the Maker pursuant to the terms of the LLC Agreement or any other organizational or formative document of the Company, any contract, agreement or other obligation to which Maker is a party or under which Maker’s property or assets are subject), nor will such action result in any violation of the provisions of any applicable Law; and

(f)	The distribution provisions in the Company’s organizational, formative and limited liability company operating documents contain distribution provisions and Net Proceeds calculation mechanics which are the same as those set forth in the LLC Agreement in effect prior to the Holder ceasing to be a Member (the “Original LLC Agreement”). There has been no amendment, restatement or replacement of the Original LLC Agreement that would directly or indirectly alter the ability of the Company to make, delay the quantum or timing of, or adversely impact the right of the Holder to receive, the distributions to be made directly to the Holder in accordance with the terms of the Original LLC Agreement.

6.            Covenants. Except as the Holder may otherwise consent in writing, from the date hereof until the Amount Payable is paid in full in accordance with the terms of this Note, the Maker hereby covenants and agrees with the Holder that it shall on its own behalf, and shall cause the Company to, as applicable, do the following:

(a)	maintain its existence under the Laws of the State of Alaska and cause the Company to maintain its existence under the Laws of the State of Delaware;

(b)	duly and punctually pay, perform and satisfy when due, and cause the Company to duly and punctually pay, perform and satisfy when due, all of its obligations in respect of Debt (as defined below);

(c)	within ten (10) Business Days following (i) the end of each Calendar Year and (ii) upon Holder’s written request, the end of any of the first three calendar quarters, deliver to Holder a certificate in the form attached as Exhibit C hereto signed by an officer of the Maker certifying its compliance with the obligations under this paragraph 6 and certifying that no breach of the covenants contained in this paragraph 6 has occurred in the immediately preceding quarter or is continuing;

(d)	cause Company to diligently maintain, use, manage, operate and repair each of the Assets in a prudent and business-like manner and in keeping with a commercially reasonable standard having regard to the size, age, location and use thereof;

(e)	cause Company to keep insured with financially sound and reputable insurance companies all of the Assets in amounts and against losses or damages, including property damage and public liability, on a basis consistent with sound mining practice;

(f)	cause Company to maintain all licences, permits, registrations, qualifications and approvals necessary to own the Assets and to carry on its business;

(g)	pay, and cause the Company to pay, on or before the due date for payment thereof, all Taxes imposed upon it and upon its properties (including the Properties), provided that each such Person may withhold or contest the payment of any such Taxes if (i) it is acting diligently and in good faith; (ii) none of the Person’s interest in the Company or the Company’s interest in the Properties is liable to be sold or forfeited as a consequence of such non-payment or contestation; and (iii) adequate reserves have been established and maintained therefor in accordance with U.S. GAAP;

(h)	warrant and defend and cause the Company to warrant and defend the Company’s title to the Assets and every part thereof against the claims of all Persons whomsoever other than the holders of Permitted Encumbrances and shall discharge in a timely manner all Encumbrances against the Assets from time to time other than Permitted Encumbrances;

(i)	not, and cause the Company not to, in each case without the Holder’s prior written consent which may be exercised in its sole discretion:

(i)	create, incur, assume or suffer to exist, any Debt other than the obligations under this Note and except as may be incurred by a reasonably prudent person solely for the purpose Development and Mining (as each such term is defined in Exhibit D hereto) in the ordinary course of the Operations;

(ii)	create, incur, assume or suffer to exist any Encumbrance on any of their respective property or on any of the Assets, other than (A) Permitted Encumbrances or (B) Encumbrances solely for the purpose of securing indebtedness incurred pursuant to clause (i)(i) of this paragraph 6;

(iii)	subject to the final paragraph of this paragraph 6, agree to, or enter into, any agreement, arrangement or other transaction with any Person that would cause, or otherwise support, allow or permit to occur (A) a Transfer, in whole or in part, of any of the Properties other than a Permitted Encumbrance, or (B) a Change of Control of the Maker or the Company;

(iv)	subject to the final subparagraph of this paragraph 6, complete any transaction whereby all or substantially all of its assets would become the property of another Person, or otherwise merge, reorganize, amalgamate or consolidate with any other Person;

(v)	subject to the final subparagraph of this paragraph 6, issue any securities, membership interests or ownership interests or allow any of its securities, membership interests or ownership interests to be redeemed or Transferred, directly or indirectly, to any Person where the effect of any such issuance or Transfer would result in a dilution or reduction of the Maker’s interest in the Company;

(vi)	dissolve, liquidate or wind-up or take any steps or proceedings in connection therewith;

(vii)	subject to the final subparagraph of this paragraph 6, sell, assign, transfer or otherwise dispose of any right, title or interest in any material portion of its assets or any of the Properties;

(viii)	make, advance or provide loans, funds or other financial assistance to any Person;

(ix)	enter into any transaction including for the purchase, sale, lease or exchange of any property, the rendering or receipt of any services or to pay operating, construction or management fees with any of its Affiliates, or with any Affiliate of any of its partners, shareholders or unitholders, except (a) a transaction which is upon fair and reasonable arms-length market terms and then only following the prior written approval of Holder, and (b) a transaction for the sale or disposition by the Company in the ordinary course of business and in accordance with sound mining practice of tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business; or

(x)	(a) modify or amend its organizational, formative documents or the LLC Agreement in any manner (i) that alters the distribution provisions or entitlements to Net Proceeds contained in the Original LLC Agreement, or (ii) that otherwise relates to or impacts the obligation of the Company to make Payments or payments of Net Proceeds directly to Holder, the rights of Maker to receive Payments or Net Proceeds in the circumstances described therein or any related definitions or any related calculation or valuation mechanics or (b) fail to maintain its qualification or good standing in any jurisdiction;

(j)                 pay all Payments, Net Proceeds or other distributions from the Company not paid directly to Holder in accordance with this Note to a Deposit Account subject to a deposit account control agreement in favor of Holder;

(k)              ensure that all Product and Processed Product and any proceeds thereof that are not otherwise used for Mining (as defined in Exhibit D hereto) on the Properties from which the Products and Processed Products were mined are used only for distributions to the Members until such time as this Note is repaid in full;

(l)               provide prompt written notice to Holder of the commencement of Mining (as defined in Exhibit D hereto) operations on the Properties comprising the Company’s gold project in Alaska. For greater certainty, Mining (as defined in Exhibit D hereto) operations shall be deemed to have commenced on the first date on which the Maker receives any distribution of cash or Processed Products from the Properties.

(m)             prior to the commencement of Mining (as defined in Exhibit D hereto) operations, provide written notice to Holder no later than fifteen (15) days after (i) any distribution, whether in cash or kind, is made by the Company to its Members, shareholders or owners, however designated, and (ii) any change in Maker’s proportionate membership interest in the Company;

(n)               after the commencement of Mining (as defined in Exhibit D hereto) operations, provide to Holder, no later than eighteen (18) days after the end of each March, June, September and December of each Calendar Year, for the most recently completed calendar quarter, a report setting forth:

(i)	a summary of all Processed Product produced by the Company;

(ii)	the distributions, whether in cash or kind, made by the Company to its Members, shareholders or owners, however designated;

(iii)	Maker’s share of the distributions described in clause (b) of paragraph 1 (inclusive of the portion of such distributions paid to Holder pursuant to this Note);

(iv)	where distributions to which Maker is entitled are other than in kind, details of such distribution including the calculation of Maker’s share of such distributions (inclusive of the portion of such distributions paid to Barrick pursuant to this Note);

(v)	to the extent clause (b) of paragraph 1 is applicable, a detailed calculation of the Net Proceeds of the Company for the calendar quarter determined with reference to the criteria set out in Exhibit D hereto; and

(vi)	confirmation of the Maker’s proportionate membership interest in the Company as at the first and last day of the quarter;

(o)             promptly upon request of Holder (acting reasonably), provide any information requested with respect to Development and Mining (each as defined in Exhibit D hereto) of the Properties;

(p)               provide prompt written notice to Holder of the occurrence of (i) an Event of Default or (ii) any event or condition that would constitute an Event of Default but for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both; and

(q)               upon not less than five (5) days’ prior written request from the Holder, duly authorized representatives of the Holder (which may include representatives of the Holder’s auditors) shall be entitled, at the Holder’s cost and expense, to inspect and audit the books of account, records and supporting materials (“Records”) of Maker and to make and take away copies of such Records, and shall be granted the opportunity to discuss issues raised by its audit with the Maker’s accountants, for the purposes of confirming any payments made to Maker pursuant to this Note or otherwise confirming the rights and obligations of Holder and Maker hereunder.

Notwithstanding clause (i) of this paragraph 6, the Maker may, and may cause the Company to, take the actions set forth in clauses (i)(iii), (i)(iv), (i)(v), and (i)(vii) of this paragraph 6, provided that prior notice of any such action is provided to Holder and the counterparty (or counterparties) to any such transaction agrees (A) to be jointly and severally liable, together with the Maker, for all amounts due and payable from time to time pursuant to this Note, and (B) to be bound by the covenants, conditions and agreements in favor of Holder under this Note.

7.             Events of Default; Right to Cure.

(a)	The occurrence of any one or more of the following events and its continuation beyond any applicable cure period shall constitute an “Event of Default” under this Note:

(i)	Any (A) action by Maker or the Company to limit or eliminate any one or more of the Payments or the payment to Holder of any Net Proceeds (or any modification to the manner in which Net Proceeds is calculated), or (B) failure by Maker to pay to Holder any Payments or payment of Net Proceeds made to Maker that otherwise was due and owing to Holder, or (C) failure by Maker to pay when due any Amount Payable;

(ii)	Any failure of Maker to execute any one or more of the Security Documents and such failure is not cured by Maker within thirty (30) days after written notice thereof is given by Holder to Maker;

(iii)	Any representation or warranty made by Maker herein, in any Security Document or in any report, certificate or other document furnished pursuant to or in connection with this Note shall prove to have been incorrect or misleading in any material respect on and as of the date made;

(iv)	Any failure by Maker to observe or perform any covenant, condition or agreement contained in clauses (a), (b), (g), (i) or (p) of paragraph 6;

(v)	The Maker or the Company shall fail to observe or perform any covenant, condition or agreement contained in this Note or any other Security Document (other than those specified in clause (a)(i) or clause (a)(iv) of this paragraph 7), and such failure shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof from the Holder to the Maker and (y) the date the Maker had actual knowledge of such failure;

(vi)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Maker or the Company or their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or the Company or for a substantial part of their assets and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(vii)	Maker or the Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (vii) of this paragraph 7, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or the Company or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(viii)	Maker or the Company shall become unable, admit in writing its inability or fail generally (for greater certainty, not on an individual basis) to pay its debts as they become due;

(ix)	One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against Maker, the Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Maker or the Company to enforce any such judgment;

(x)	Any property or assets of Maker or the Company or any part thereof having an aggregate fair market value in excess of $1,000,000 are seized or otherwise attached by anyone pursuant to any legal process or other means, including, without limitation, distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged or stayed within the lesser of 30 days and the period of time prescribed under applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

(xi)	If, other than as a result of an act or omission of Holder, (i) the validity or enforceability of this Note or any Security Document shall at any time be contested by Maker, (ii) Maker shall deny that it has any or any further liability or obligation under this Note or any Security Document, or (iii) at any time it shall be unlawful or impossible for Maker or the Company to perform any of its obligations under this Note or any Security Document, as applicable; or

(xii)	Any provision of this Note or any Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Payment Amounts, shall cease to be in full force and effect; or Maker, the Company or any other Person shall contest in any manner the validity or enforceability of any provision of this Note or any Security Documents; or Maker or the Company shall deny that it has any or further liability or obligation under this Note or any Security Document, as applicable, or shall purport to revoke, terminate or rescind any provision of this note or any Security Document; or any lien securing the Payment Amount shall, in whole or in part, cease to be or fail to be a perfected lien having first priority (subject only to such other liens permitted to have priority over it pursuant to the Security Documents).

(b)	In the event of the occurrence of an Event of Default (other than an event described in clauses (a)(vi), (a)(vii) or (a)(viii) of this paragraph 7) and its continuation beyond any applicable cure period and so long as such Event of Default continues, (i) any outstanding Amount Payable shall bear penalty interest of two percentage points (2%) above the Interest Rate, calculated from the date of such Event of Default until the date such Amount Payable is paid in full, (ii) the Holder may declare all amounts outstanding under this Note to be immediately due and payable to the Holder, all without presentment, demand, protest, notice of dishonor or any other demand or notice whatsoever, all of which are expressly hereby waived by the Maker, and (iii) Holder, in addition to any other remedies that may be available to it, shall have the right to exercise any one or more of its rights under any or all of the Security Documents.

(c)	In the event of the occurrence of an Event of Default described in clauses (a)(vi), (a)(vii) or (a)(viii) of this paragraph 7, (i) any outstanding Amount Payable shall bear penalty interest of two percentage points (2%) above the Interest Rate (“Default Interest”), calculated from the date of such Event of Default until the date such Amount Payable is paid in full, (ii) all amounts outstanding under this Note shall automatically become due and payable to the Holder, all without presentment, demand, protest, notice of dishonor or any other demand or notice whatsoever, all of which are expressly hereby waived by the Maker, and (iii) Holder, in addition to any other remedies that may be available to it, shall have the right to exercise any one or more of its rights under any or all of the Security Documents.

(d)	Upon the outstanding amounts under this Note becoming due and payable pursuant to this paragraph 7, the Holder may commence such legal action or proceedings as the Holder, in its sole discretion, may deem necessary to protect and enforce its rights hereunder and under the Security Documents.

8.            Costs and Expenses. Maker hereby agrees to pay actual reasonable attorneys’ fees of Holder and all other reasonable costs and expenses of Holder incurred in the enforcement of this Note, the Security Documents, and the collection of amounts due hereunder, whether such enforcement or collection is by court action or otherwise.

9.            Governing Law and Jurisdiction. This Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of Alaska without giving effect to Alaska, conflicts of law principles. Maker, and any endorsers, sureties and guarantors, agree that the federal and state courts located in Anchorage, Alaska shall have exclusive subject matter jurisdiction to entertain any action brought to enforce or collect upon this Note and, by execution hereof, voluntarily submit to the exclusive jurisdiction of such courts. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

10.        Waivers by Maker. Maker, and any endorsers, sureties and guarantors, of this Note jointly and severally waive demand for payment, presentment for payment, notice of nonpayment or dishonour, protest and notice of protest, and agree to any extension of time of payment or partial payments before, at, or after maturity. No renewal or extension of this Note, no release or surrender of any security for this Note, no release of any person liable hereon, no delay in the enforcement hereof, and no delay or omission in exercising any right or power hereunder, shall affect the liability of Maker. No delay or omission by Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude any or full exercise thereof or the exercise of any other right or power. Each legal bolder hereof shall have and may exercise all the rights and powers given to Holder herein.

11.         Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail to the addresses specified below. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

Maker:

NOVAGOLD RESOURCES ALASKA, INC.

c/o NovaGold Resources Inc.
201 South Main Street, Suite 400

Salt Lake City, Utah 84111

Attention: Ben Machlis; Tricia Pannier
Email: [redacted]

Holder:

BARRICK GOLD U.S. INC.

c/o Barrick Gold of North America, Inc.
310 S. Main Street, Suite 1150
Salt Lake City, Utah 84101

Attention: Michael McCarthy, General Counsel (North America)
Email: [redacted]

With a copy (which shall not constitute notice) to:
Barrick Mining Corporation
Brookfield Place
TD Canada Trust Tower
161 Bay Street, Suite 3700
P.O. Box 212
Toronto, Canada M5J 2S1

Attention: General Counsel
Email: [redacted]

12.           Amendment. Any term of this Note may be amended only if agreed to in writing by Maker and Holder.

13.         Parties in Interest; Assignment. This Note shall be binding upon and enure to the benefit of Maker and Holder and their respective successors and assigns. Neither Maker nor Holder may assign this Note or its rights and interests herein to any person without the express written consent of the other.

14.         Counterparts; Execution and Delivery by Facsimile. A copy of this Note manually executed by Maker hereto and transmitted to Holder by facsimile or other electronic means shall have the same effect for delivery purposes as the delivery of a manually executed copy to the recipient.

15.         Holder’s Rights Cumulative. The rights or remedies of Holder as provided in this Note and the Security Documents are cumulative and concurrent, and may be pursued singly, successively or together against Maker, and any other funds, property or security held by Holder for payment hereof or otherwise is at the absolute discretion of Holder.

16.         Time of the Essence. Maker agrees that time is of the essence in the performance and payment of all obligations under the terms of this Note.

17.         Amendment and Restatement. The Maker and the Holder acknowledge and agree that as of the date hereof (i) the provisions of the Existing Note are amended, modified and restated in their entirety on the terms and conditions and in the form of this Note and, as so amended, modified and restated, are ratified and confirmed; and (ii) the Amount Payable (as that term is defined in the Existing Note) and any other amounts outstanding under the Existing Note prior to the date hereof shall continue to be outstanding under this Note as evidence of the same underlying indebtedness and shall be deemed to be the Amount Payable owing by the Maker to the Holder under this Note and all rights, obligations and indebtedness which have arisen and remain outstanding under the Existing Note as of the date hereof shall, subject only to the effect of the amendments and modifications to the Existing Note effected by this Note, continue in full force and effect as rights, obligations and indebtedness under this Note, all in accordance with and subject to the provisions herein set forth.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, Maker has executed and caused this Note to be issued as of the date first above written.

Witness:		NOVAGOLD RESOURCES ALASKA, INC.

/s/ Tricia Pannier	By:	/s/ Peter Adamek
Tricia Pannier	Title:	Vice President and Treasurer

Signature Page – Note

Execution Version

Exhibit A
Security Agreement

[see attached]

Exhibit B
financing statement

[see attached]

Exhibit C
form of compliance certificate

Date:

Barrick Gold U.S. Inc., as Holder
c/o Barrick Gold of North America Inc.
310 S. Main Street, Suite 1150
Salt Lake City, Utah 84101

Attention:	Michael McCarthy, General Counsel (North America)
Email:	[redacted]

Dear Sirs/Mesdames:

Re:	NovaGold Resources Alaska, Inc. (the “Maker”)
[Calendar Quarter, Calendar Year] ended _________________.

I, ________________________, in my capacity as ____________________________ of the Maker, hereby certify on behalf of the Maker and without personal liability that:

1.	I am familiar with and have examined the provisions of the Second Amended and Restated Secured Promissory Note, made June 3, 2025, by the Maker (as amended, restated, supplemented and otherwise modified from time to time the “Note”) and have made such reasonable investigations of corporate records and reasonable inquiries of other officers and senior personnel of the Maker as are sufficient to enable me to make informed statements herein.

2.	Based on the foregoing and as of the date of this certificate, the Maker is in compliance with the obligations in Section 6 of the Note.

3.	Based on the foregoing, no breach of the covenants in Section 6 of the Note occurred in the immediately preceding quarter or, as of the date of this certificate, is continuing.

Yours truly,

NOVAGOLD RESOURCES ALASKA, INC.

by ___________________________________
Name:
Title:

Exhibit D
Determination of net proceeds

1.           Net Proceeds. For purposes of the Note to which this Exhibit D is attached, “Net Proceeds” means the amount calculated by deducting from the gross revenues realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses (both of an operating and capital nature) attributable to Exploration, Development, Mining, and the marketing of Products as would be deductible under GAAP and practices consistently applied as employed by the Company, including without limitation:

(a)	All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the mining, milling and processing facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

(b)	Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining on the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature.

(c)	Allowance for overhead in accordance with the Accounting Procedure.

(d)	All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry.

(e)	All amounts payable to the remaining Member during Mining pursuant to any applicable operating or similar agreement in force with respect thereto.

(f)	The actual cost of investment prior to beginning of Mining which shall include all expenditures for Exploration and Development of the Properties incurred by the nonresigning Member subsequent to the resigning Member acquiring a Net Proceeds interest.

(g)	Interest on monies borrowed or advanced for costs and expenses, at an annual rate equal to two percentage points (2%) above the Prime Rate, but in no event in excess of the maximum permitted by Law.

(h)	An allowance for reasonable working capital and inventory.

(i)	Costs of funding Environmental Compliance as provided in the Accounting Procedure, to the extent not otherwise deducted.

(j)	Actual costs of Operations.

(k)	Rental, royalty, production, and purchase payments.

It is intended that the remaining Member shall recoup from net cash flow all of its contributions for Exploration, Development, Mining, and marketing Products before any Net Proceeds are distributed to any Person holding the right to receive a payment of Net Proceeds. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Member, or are sold to an Affiliate of the remaining Member, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm’s length purchasers FOB (as defined in Incoterms 2020) the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

2.           Payment of Net Proceeds. Payments of Net Proceeds shall commence in the Calendar Year next following the Calendar Year in which Net Proceeds are first realized, and shall be made 45 days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each Calendar Year.

3.          Definitions. For purposes of this Exhibit D, the following terms shall have the meanings set out below. All other capitalized words and terms used herein but not defined above shall have the same meaning as in the Note to which this Exhibit D is attached.

“Accounting Procedure” shall mean the accounting procedure set forth in Exhibit B to the Limited Liability Company Agreement of the Company effective as of December l, 2007, by and among the Company, Maker and Holder, as amended by Amendment No. 1 to Limited Liability Company Agreement of Donlin Creek LLC, dated as of January 13, 2010, as further amended by Amendment No. 2 to Limited Liability Company Agreement of Donlin Creek LLC, dated as of July 15, 2010, as further amended by Amendment No. 3 to Limited Liability Company Agreement of Donlin Creek LLC, dated as of June 1, 2011, without regard or reference to any further amendment, amendment and restatement or replacement thereof, or such other Accounting Procedures as may be approved by Holder in writing from time to time.

“Development” means all preparation for the removal and recovery of Products after the approval of a feasibility or other study adopted by the Company, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, but excludes permitting.

“Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.